Exhibit 2.1

State of Delaware Secretary of State Division of Corporations
Delivered 03:14 PM 01/18/2023	CERTIFICATE OF AMENDMENT
FILED 03:14 PM 01/18/2023	OF CERTIFICATE OF INCORPORATION
SR 20230179508 - File Number 5174499	OF XY LABS, INC.

Adopted in accordance with the provisions of Section 242

of the General Corporation Law of the State of Delaware

The undersigned, being a duly authorized officer of XY Labs, Inc. (the “Corporation”), a corporation existing under the laws of the State of Delaware, does hereby certify as follows:

1. The Certificate of Incorporation of the Corporation, as amended by that certain Certificate of Amendment thereto dated November 2, 2018 and that certain Certificate of Amendment thereto dated May 3, 2021 (as amended, the “Current Charter”) is hereby amended by amending and restating Section 1 of Article IV thereof to read as follows:

“Section 1. Total Authorized. The total number of shares of all classes of stock that the Corporation has authority to issue is 160,000,000 shares, consisting of: 90,000,000 shares of Class A Common Stock, $0.0001 par value per share (“Class A Common Stock”), 40,000,000 shares of Class B Common Stock, $0.0001 par value per share (“Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”), and 30,000,000 shares of Preferred Stock, $0.0001 par value per share (the “Preferred Stock”). The number of authorized shares of Class A Common Stock and Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of capital stock representing a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL, and no vote of the holders of the Class A Common Stock or Class B Common Stock voting separately as a class shall be required therefor.

2. That such amendment has been duly adopted in accordance with the provisions of the General Corporation Law of the State of Delaware.

Dated: January 18, 2023

XY LABS, INC.

By:	/s/ Arie Trouw
Name:	Arie Trouw
Title:	Chief Executive Officer